Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made between W. Scott Harris (“Executive”) and Avatech Solutions Subsidiary, Inc. (the “Corporation”).

Executive’s employment with the Corporation is terminated effective February 28, 2007 (the “Termination Date”). This Agreement sets forth the understandings and agreements of Executive and the Corporation.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

1. Benefits to Executive.

(a) Salary Continuation. The Corporation agrees to pay Executive at his current base salary rate for one year following his Termination Date. Such payments will constitute all salary payable to Executive, and includes any accrued leave. All payments will be subject to standard withholdings and deductions.

(b) Employee Benefits. The Corporation will provide the Executive with employee benefits as set forth below.

(i) Health Insurance. Beginning March 1, 2007, the Executive may elect to continue his group health insurance coverage pursuant to COBRA. If he elects such coverage, the Corporation will reimburse the Executive for the portion of the group health insurance premiums it would have paid for him if he had remained actively employed, through February, 2008.

(ii) Other Benefits. Executive will continue to participate in the Corporation’s other employee benefit plans in accordance with the terms of such plans, for one year after his Termination Date.

(c) Stock Options. Any unvested stock options previously granted to Executive by the Corporation will be immediately vested.

(d) Release. The Corporation releases Executive from any liability to it except for a breach of this Agreement, a breach of Section 6 of his Employment Agreement, or a claim arising out of conduct that constitutes “Cause” as defined in Section 5.1 of his Employment Agreement.

2. Commitments of Executive. For purposes of this Section 2, the term “Corporation” includes any parent, subsidiary, or entity under common control with the Corporation.

(a) General Release and Forbearance Agreement. Executive releases and discharges the Corporation and its officers, directors, employees, and agents (the “Released Parties”) from all claims, rights, charges, and/or causes of action (“claims”) which he had, now has, or hereafter may have based on any act or omission which occurred through the date this Agreement is signed. This release covers all claims arising out of or related to Executive’s employment with the Corporation, the termination of his employment, and/or any other relationship of any kind between him and a Released Party, including, but not limited to, claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), claims under all other employment discrimination laws, tort claims, contract claims, and claims under all federal, state, and local laws.

This release does not apply to the obligations of the Corporation under this Agreement, the Charter and Bylaws of the Corporation, and applicable law to indemnify Executive against loss or liability resulting from acts taken in the course of his employment, or for continuing obligations due Executive from the Corporation with respect to compensation owed hereunder, as well as obligations owed Executive under any stock purchase or stock option plans and any benefit plans maintained by the Corporation.

Executive confirms that the consideration provided under this Agreement is in addition to that to which he was already entitled. Executive voluntarily accepts the consideration set forth in Section 1 of this Agreement in full accord and satisfaction of all claims. This General Release is agreed to without reliance upon any statement or representation.

Executive will not file or maintain any suit (or otherwise seek or accept any compensation, benefit, or other personal remedy of any kind in any non-judicial forum or in any court) arising out of or related to the matters released.

(b) Confidential Information. Executive will continue to abide by the provisions of Section 6 of his Employment Agreement, except for Section 6.2 which is inapplicable.

(c) Cooperation. By March 12, 2007, Executive will provide the Corporation with a detailed list of all of the projects on which he is working and/or supervising. Through the end of the period he is receiving payments under this Agreement, Executive will respond to inquiries and otherwise assist the Corporation with respect to matters with which he was involved while he was employed by the Corporation. Executive will cooperate with the Corporation in its investigation, defense or prosecution of any potential or actual claim, charge or suit by or against the Corporation. Executive will not communicate with any attorney or representative of any person whom he reasonably believes to be contemplating or pursuing litigation against the Corporation. Executive will notify the Corporation immediately of any attempted communication by such an attorney or representative.

Executive will not make any statement or take any action which could encourage any employee of the Corporation to terminate his or her employment with the Corporation or encourage the engagement of any Corporation employee by any other entity.

(d) Non-Disparagement and Adverse Action. On or after February 28, 2007, Executive has not made and will not make any disparaging or derogatory statements, whether oral or written, regarding the Corporation, or its directors, officers, employees or agents. Executive has not taken and will not take any action adverse to the Corporation, or its directors, officers, employees, or agents. Executive will not make any statement or take any action which could encourage or result in the resignation of any employee of the Corporation. Donald Walsh (CEO), George Davis (Executive Vice-Chairman), and Lawrence Rychlak (CFO), have agreed that on and after February 28, 2007, they have not made and will not make any disparaging or derogatory statements, whether oral or written, regarding Executive, except for statements which an officer believes he should make in the course of his duties on behalf of the Corporation.

(e) Return of Property. Executive will return to the Corporation all property of the Corporation. Executive has—or promptly will – reimburse the Corporation for any personal credit card charges and other expenses.

(f) Non-Disclosure. On and after the date he receives this Agreement, Executive will not communicate any information concerning this Agreement (or even the fact that it is entered into) to anyone other than his immediate family, accountant, and/or attorney who will keep it confidential. Disclosure by any such person will constitute a breach of this Agreement for which Executive is responsible.

3. In the event of a disclosure prohibited by this Agreement or if Executive breaches any commitment made in this Agreement other than a commitment which is related to a claim under the ADEA, then, in addition to any other rights the Corporation may have: (a) Executive agrees that no further payments under this Agreement shall be due and the Corporation shall have the right to recover the payments set forth in Section 1 of this Agreement and (b) Executive shall pay the Corporation’s attorney’s fees and other costs incurred by the Corporation in connection with the breach or a threatened breach, including, but not limited to, the fees and costs incurred in seeking to recover such payments and/or to obtain injunctive relief with respect to the breach or threatened breach.

In the event Executive breaches any commitment made in this Agreement which is related to a claim under the ADEA, then to the extent permitted by the ADEA, Executive agrees that the Corporation shall have the rights set forth in (a) and (b) of the preceding paragraph of this Section 3.

4.(a) The Corporation has made no representations or promises except as set forth in this Agreement.

    (b) This Agreement is governed by the laws of Maryland, without regard to any conflict of laws principle that would apply the law of another jurisdiction. The parties hereby waive trial by jury in any action arising under this Agreement. Any action arising under this Agreement shall be brought in and shall be subject to the exclusive jurisdiction and venue of the state or federal courts located in Maryland.

(c) If any provision of this Agreement is determined to be invalid or unenforceable, the parties agree that the invalid or unenforceable provision shall be modified to the minimum extent necessary so that the rights and obligations of the parties under the Agreement are preserved to the fullest extent permitted by law.

5. Revocation Period. EXECUTIVE SHALL HAVE THE RIGHT TO UNILATERALLY REVOKE THIS AGREEMENT BY DELIVERING HIS WRITTEN REVOCATION TO THE COMPANY’S CHIEF EXECUTIVE OFFICER AT THE CORPORATION’S MAIN OFFICE DURING THE SEVEN (7) DAY PERIOD FOLLOWING THE DATE HE SIGNS IT. This Agreement shall become effective and enforceable after the expiration of the revocation period. The Corporation is not obligated to make any payments or provide any benefits under this Agreement until the Agreement becomes effective and enforceable.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT COMPLETELY; THAT HE CAN TAKE UP TO 21 DAYS FROM THE DATE HE RECEIVED THIS AGREEMENT TO DECIDE WHETHER TO SIGN IT; THAT HE HAS BEEN ADVISED IN WRITING, VIA THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY REGARDING IT; AND THAT HE UNDERSTANDS EACH AND EVERY PROVISION OF IT.

IN WITNESS WHEREOF, the parties have executed this Agreement.

WITNESS:
, 2007
		W. Scott Harris	date

WITNESS:		Avatech Solutions Subsidiary, Inc.
Avatech Solutions, Inc.

	By:		, 2007
		R. Donald “Scotty’ Walsh	date
Chief Executive Officer